Exhibit 3.54

AGREEMENT

ESTABLISHING

NEW YORK RSA NO. 1 LIMITED PARTNERSHIP

Dated as of March 12, 1993

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ARTICLE V	ALLOCATIONS AND DISTRIBUTIONS	17

5.1	Capital Accounts	17
5.2	Tax Allocations Between Partners for Capital Account Purposes	18
5.3	Allocations for Tax Purposes	21
5.4	Section 754 Election	22
5.5	Distributions	22

ARTICLE VI	RIGHTS AND POWERS OF PARTNERSHIP, GENERAL PARTNER AND LIMITED PARTNERS	23

6.1	Partnership Powers	23
6.2	Powers of the General Partner	25
6.3	Rights of Limited Partners	25
6.4	Ownership or Conduct of Other Businesses	26

ARTICLE VII	OBLIGATIONS OF GENERAL PARTNER	27

7.1	Conduct of Business	27
7.2	Filings	27
7.3	Maintain Accounts	27
7.4	Financial Reports	27
7.5	Performance of Partnership Obligations	28
7.6	Cellular Service in Other Areas	28
7.7	Tax Matters Partner	28

ARTICLE VIII	BANKING, ACCOUNTING, BOOKS AND RECORDS	28

8.1	Banking	28
8.2	Maintenance of Books and Records	29
8.3	Fiscal Year; Partnership Tax Returns	29

ARTICLE IX	LIMITED PARTNERS	30

9.1	Limited Partners Not to Take Part in Business	30
9.2	Limitation on Liability of Limited Partners	30
9.3	Cellular Service in Other Areas	31

ARTICLE X	TRANSFER OF LIMITED PARTNER’S INTEREST	31

10.1	Limitation on Transfer; Right of First Refusal	31
10.2	Non-Monetary Consideration	32
10.3	Substitute Limited Partner	33
10.4	Indemnification	34
10.5	Valuation Sale Procedure	34
10.6	Distribution and Allocation Subsequent to Transfer	39

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ARTICLE XI	WITHDRAWAL BY LIMITED PARTNER	40

11.1	Withdrawal	40
11.2	Distribution on Withdrawal	41

ARTICLE XII	BRING-ALONG RIGHTS	42

12.1	Transfer of USCOC’s Interest in the Partnership	42

ARTICLE XIII	TRANSFER OF GENERAL PARTNER’S INTEREST	43

13.1	Assignment	43
13.2	Withdrawal	43

ARTICLE XIV	DISSOLUTION AND TERMINATION OF LIMITED PARTNERSHIP	44

14.1	Dissolution	44
14.2	Distribution Upon Dissolution	45
14.3	Distributions in Cash or in Kind	46
14.4	Time for Liquidation	47
14.5	Termination	48
14.6	General Partner not Liable for Return of Distribution	48
14.7	General Partners’ Right to Continue Providing Cellular Service	48

ARTICLE XV	POWER OF ATTORNEY	49

15.1	Grant of Power of Attorney	49
15.2	Irrevocable and Coupled With an Interest; Copies to be Transmitted	50
15.3	Survival of Power of Attorney	50
15.4	Limitation on Power of Attorney	51

ARTICLE XVI	EXCULPATION AND INDEMNIFICATION	51

16.1	Exculpation of the General Partner and its Affiliates	51
16.2	Indemnification of the General Partner and its Affiliates	51

ARTICLE XVII	AMENDMENTS	52

17.1	Amendments	52
17.2	Execution of Amended Agreements	52

ARTICLE XIII	TECHNOLOGY AND INFORMATION	53

18.1	Technology License	53
18.2	Proprietary Information	53

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ARTICLE XIX	MISCELLANEOUS PROVISIONS	54

19.1	Warranties	54
19.2	Table of Contents and Headings	54
19.3	Successors and Assigns	54
19.4	Severability	55
19.5	Non-Waiver	55
19.6	Applicable Law	55
19.7	Entire Agreement	55
19.8	Notices	55

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AGREEMENT ESTABLISHING

NEW YORK RSA NO.  1

LIMITED PARTNERSHIP

THIS AGREEMENT is made as of the 12th day of March, 1993, by and between USCOC of New York RSA #1, Inc. (“USCOC”), a corporation organized and existing under the laws of the State of Delaware and having its principal place of business at 8410 West Bryn Mawr, Suite 700, Chicago, Illinois 60631, and G.M.D. Partnership II (“GMD II”), a limited partnership organized and existing under the laws of the State of California and having its principal place of business at 333 East Arlington Boulevard, Greenville, North Carolina 27858. USCOC, as the sole general partner hereunder, is herein sometimes referred to as “General Partner.” USCOC and GMD II are sometimes collectively referred to herein as the “Limited Partners.” The General Partner and the Limited Partners are herein sometimes collectively referred to as the “Partners.”

W  I  T  N  E  S  S   E  T  H :

WHEREAS, this Partnership (as defined in Article II) is being formed by the parties hereto in accordance with a Letter Agreement dated October 14, 1992, by and between Telephone and Data Systems, Inc. (“TDS”), and GMD II, which was amended by a Side Letter dated October 14, 1992 (the “Side Letter”), and by an Amendment No. 1 to the Side Letter dated as of November 16, 1992 (collectively, the “Letter Agreement”);

WHEREAS, USCOC is a subsidiary of United States Cellular Operating Company, which is a subsidiary of United States Cellular Corporation (“USCC”);

WHEREAS, USCC and certain of its Affiliates are engaged in planning for the provision of Cellular Service (as defined in Article II); and

WHEREAS, GMD II desires to join with USCOC to establish a limited partnership pursuant to this Agreement for the purpose of operating the non-wireline cellular telephone system within the RSA (as defined in Article II);

NOW, THEREFORE, it is mutually agreed that:

ARTICLE I

FORMATION OF LIMITED PARTNERSHIP

1.1    Formation.    The Partners mutually covenant and agree and hereby do form a limited partnership (the “Partnership”) pursuant to the provisions of the Partnership Act (as defined in Article II), in accordance with the further terms and provisions hereof, with the Partnership commencing upon the filing of a Certificate of Limited Partnership in the applicable offices of the State of Delaware, which Certificate may be this Agreement or such other Certificate which the General Partner deems appropriate.

1.2    Name, Registered Agent, Delaware Office.

(a)    The name of the Partnership is the New York RSA No. 1 Limited Partnership and its business shall be carried on in this name with such variations and changes as the General Partner deems necessary to comply with requirements of the jurisdictions in which operations are conducted or as the General Partner deems necessary to change for any reasonable business purpose.

(b)    The name of the Partnership’s registered agent for service of process in the State of Delaware is Corporation Service Company. The address of the registered agent is 1013 Centre Road, Wilmington, Delaware 19805.

(c)    The Partnership shall maintain, but only if required pursuant to the provisions of the Partnership Act, an office in the State of Delaware.

1.3    Business Purpose.    The purpose of the Partnership shall be to fund, establish and provide Cellular Service in the RSA. It is understood and agreed that Cellular Service provided by the Partnership shall initially be limited to the CSA (as defined in Article II) but may, subject to the provisions of this Agreement, be expanded to include other areas.

1.4    Effectiveness of the Agreement.    This Agreement shall become effective upon the filing by the General Partner of a Certificate of Limited Partnership with the appropriate state authorities.

ARTICLE II

DEFINITIONS

2.1    Affiliate.    An “Affiliate” is (a) person, association, co-partnership, partnership, corporation or joint-stock company or trust (hereinafter “person”) that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with another person, or

(b) an officer or director of any affiliate within the meaning of (a) above. For purposes of (a) above, a person shall be deemed to control another person if such person (i) owns a majority of the voting power of all classes of voting stock, or (ii) owns a majority of the beneficial interests in income and capital of such other person.

2.2    Agreement.    This Agreement Establishing New York RSA No. 1 Limited Partnership.

2.3    Capital Contribution.    With respect to a Partner, the Initial Capital Contribution for such Partner as set out in Section 5.1 plus the amount of cash or the fair market value of property contributed by such Partner to the Partnership in accordance with the other provisions of Article V of this Agreement.

2.4    Cellular Service.    Any and all wholesale and retail service provided pursuant to the terms of this Agreement and authorized by the Federal Communications Commission (the “FCC”) Cellular Rules and any other kind or type of mobile or portable radio telephone business activities, including microwave interconnection of cell sites, but specifically excluding (a) all paging and interactive data communications activities, except those performed on cellular channels, and (b) all mobile or portable radio telephone business activities currently being conducted within the CSA by any Partner or their Affiliates on its present frequencies.

2.5    Code.    The Internal Revenue Code of 1986, as amended.

2.6    CSA.    The Cellular Service Area as set forth in the filings which have been made with the FCC and as may be expanded through the additional filings in the future for the RSA and such area as is generally contained within the boundaries of the RSA which constitutes the geographic limits of the area in which Cellular Service will initially be provided hereunder.

2.7    FCC Cellular Rules.    The FCC cellular orders as set forth in Part 22 of the rules promulgated by the FCC.

2.8    General Partner’s Interest.    The general partner interest which is held by the General Partner.

2.9    Income or Loss.    Income or Loss of the Partnership (including, without limitation, Nonrecourse Deductions and Partner Nonrecourse Deductions) shall be computed in the same manner as for federal income tax purposes, provided, however, that: (i) any deductions for depreciation, amortization, or similar expense attributable to property contributed to the Partnership by a Partner shall be determined as though the adjusted tax basis of such property on the date it was acquired by the Partnership was equal to the agreed fair market value of such property as of such date; (ii) any income, gain or loss attributable to the taxable disposition of any Partnership asset shall be determined by the Partnership as though the adjusted tax basis of such asset as of the date of disposition was equal to the fair market value of such property at the time acquired by the Partnership minus the aggregate deductions for depreciation, amortization or similar expense attributable to the property (in the case of contributed property, computed in accordance with clause (i)); and (iii) the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which will be made by the Partnership (except to the extent required by Treasury Regulation § 1.704-1(b)(2)(iv)(m)) and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B), without regard to the fact that such items are not includable in gross income or are not currently deductible or capitalizable for federal income tax purposes.

2.10    Initial Capital Account Amount.    The respective amount initially credited to the Capital Account established for the General Partner and each of the Limited Partners pursuant to Section 5.1 of this Agreement.

2.11    Initial Capital Contribution.    With respect to a Partner, the Initial Capital Contribution for such Partner as set forth in Section 5.1 of this Agreement.

2.12    Limited Partner’s Interest.    The limited partner interest held by a Limited Partner.

2.13    Nonrecourse Debt.    Any Partnership liability to the extent that no Partner (or Person related to such Partner within the meaning of Treasury Regulation § 1.752-4(b)) bears the economic risk of loss for that liability under Treasury Regulation § 1.752-2, determined in accordance with Treasury Regulation § l.752-1(a)(2).

2.14    Nonrecourse Deductions.    For any taxable year an amount equal to the excess, if any, of the net increase, if any, in the amount of Partnership Minimum Gain during such taxable year (or from prior taxable years which are carried forward pursuant to Treasury Regulation § 1.704-2(j)(1)(iii)) over the aggregate amount of any distributions during such taxable year of proceeds of a Nonrecourse Debt that are allocable to an increase in such Partnership Minimum Gain. However, increases in Partnership Minimum Gain resulting from conversions, refinancings, or other changes to a debt instrument shall not generate Nonrecourse Deductions. Nonrecourse Deductions shall consist of the deductions specified in Treasury Regulation §§ 1.704-2(c) and 1.704-2(j)(1)(ii) after the determination of, and after taking into account, the deductions constituting Partner Nonrecourse Deductions for such taxable year, if any.

2.15    Partnership.    The limited partnership formed pursuant to this Agreement.

2.16    Partnership Act.    The Delaware Revised Uniform Limited Partnership Act.

2.17    Partnership Interest.    The entire ownership interest of the General Partner or a Limited Partner in the Partnership at any particular time determined by the ratio which the General Partner’s or any such Limited Partner’s Capital Contribution bears to the aggregate Capital Contributions of the General Partner and the Limited Partners. Such interest includes, without limitation, the interest of the General Partner or any such Limited Partner in the Partnership’s Income and Losses and any and all benefits to which the General Partner or any such Limited Partner may be entitled as provided in the Agreement and in the Partnership Act, together with the obligations of the General Partner or any such Limited Partner to comply with all the terms and provisions of this Agreement and the Partnership Act.

2.18    Partner Nonrecourse Debt.    Any Partnership nonrecourse liability for which any Partner (or Person related to such Partner within the meaning of Treasury Regulation § 1.752-4(b)) bears the economic risk of loss under Treasury Regulation § 1.752-2, determined in accordance with Treasury Regulation § 1.704-2(b)(4).

2.19    Partner Nonrecourse Deductions.    For any taxable year an amount equal to the excess, if any, of the net increase, if any, in the amount of Partner Nonrecourse Minimum Gain during such taxable year (or from prior years which are carried forward pursuant to Treasury Regulation § 1.704-2(j)(1)(iii)) over the aggregate amount of any distributions during such taxable year to the Partner bearing the economic risk of loss with respect to a Partner Nonrecourse Debt of the proceeds of such Debt that are allocable to an increase in such Partner Nonrecourse Minimum Gain. Partner Nonrecourse Deductions shall consist of deductions determined in a manner consistent with the principles of Treasury Regulation §§ 1.704-2(c) and 1.704-2(j)(1)(i).

2.20    Partner Nonrecourse Minimum Gain.    The amount by which Partnership Minimum Gain would increase if Partner Nonrecourse Debt were to be treated as Nonrecourse Debt.

2.21    Partnership Minimum Gain.    The Partnership minimum gain from time to time, determined as set forth in Treasury Regulation §§ 1.704-2(b)(2) and 1.704-2(d).

2.22    RSA.    The New York Rural Service Area No. 1.

2.23  System.    The Cellular Service which is provided by the Partnership in the RSA.

ARTICLE III

PARTNERSHIP OPERATIONS

3.1    Management and Operating Services.    The General Partner, on behalf of the Partnership, shall be responsible for obtaining interconnection with the landline network, for operating and maintaining the System and for marketing Cellular Service. In carrying out the Partnership’s responsibility to provide Cellular Service, the General Partner shall perform or cause to be performed (subject to the authority and control of the General Partner on behalf of the Partnership) all activities and/or functions as the General Partner may deem necessary or appropriate to develop, market, sell, establish, operate, maintain and manage the System. Subject to Section 9.1 hereof, the Limited Partners agree to aid the General Partner in the performance of such activities and functions.

The General Partner shall directly or through an Affiliate provide, subject to the authority and control of the General Partner on behalf of the Partnership, management and accounting services to the Partnership consisting of, but not limited to, maintaining books of record, opening bank accounts, preparing accounting reports (in accordance with generally accepted accounting principles, as varied by appropriate regulatory authorities) and other records or reports necessary to meet regulatory and legal filings, as the General Partner may deem necessary or appropriate.

The Partnership shall reimburse the General Partner for all reasonable costs incurred by the General Partner directly in connection with the performance of its duties hereunder, including but not limited to, the salaries of those employees who are directly engaged in the performance of services hereunder, the fees and expenses of independent technical consultants engaged with respect to providing Cellular Service and all other reasonable costs directly related to providing Cellular Service; provided, however, that if such costs are attributable to more than one constituent system operated or managed by an Affiliate of the General Partner, then, the General Partner shall allocate such costs in such manner as it, in its reasonable judgment, deems fair and equitable and generally consistent with standard practice in the cellular telephone industry. All of such reimbursable costs shall be reimbursed within thirty days after presentation of appropriate vouchers.

In addition to reimbursing the General Partner for all its reasonable costs incurred directly in connection with the performance of its duties, the Partnership shall also reimburse the General Partner for a proportionate share of the Indirect Costs (as hereinafter defined). Indirect Costs shall include all costs and expenses incurred by the General Partner or its Affiliates other than any costs or expenses which are (i) reimbursable under the preceding paragraph or (ii) directly and exclusively attributable to any constituent system (other than the System) operated or managed by the General Partner or an Affiliate. The Partnership shall reimburse the General Partner monthly, on the last day of each month, for a percentage of the Indirect Costs attributable to the prior month, based on the percentage obtained by averaging (A) the percentage obtained by dividing (x) the projected gross revenues of the Partnership for the calendar year by (y) the projected gross revenues for the calendar year of all constituent systems operated or managed by the General Partner or an Affiliate (including that of the Partnership), and (B) the percentage obtained by dividing (x) the projected assets of the Partnership at the end of the calendar year by (y) the projected assets at the end of the calendar year of all constituent systems operated or managed by the General Partner or an Affiliate (including that of the Partnership).

Any advance made by the General Partner or an Affiliate on behalf of the Partnership, or otherwise for the benefit of the System for the RSA, shall bear interest at a rate equal to the rate announced as the prime rate in effect from time to time by the LaSalle National Bank of Chicago N.A., plus 2%. Such advances shall be secured by a first lien on all real and personal property utilized in the RSA, except for any applicable purchase money liens of equipment vendors, and a pledge of all of the ownership interests in the Partnership.

The Partnership shall also pay the General Partner, on the last day of each month, a monthly management fee equal to seven and one-half percent (7.5%) of the monthly Gross Revenues (as hereinafter defined) of the Partnership for the prior month.

For purposes of this Agreement, “Gross Revenues” is the total monthly billings to customers of the Partnership (net of uncollectibles), including roamer revenue, reduced by settlement or access charge amounts paid to other cellular system operators in connection with such amounts (e.g., the portion of gross revenue which is billed on behalf of such other cellular system operators and subsequently remitted to such other cellular system operators), but shall not include revenue from the sale of equipment. Such management fee shall be treated for tax purposes as an expense payable by the Partnership to one who is not a Partner, and shall not be treated as a distribution to the General Partner.

It is expressly understood that if the General Partner makes arrangements to have its Affiliates provide goods or services directly to the Partnership, then the provider of such goods or services may invoice the Partnership directly for such goods or services, in which event the cost of such goods and services shall not be included as part of the direct costs for purposes of this Agreement, but shall be paid directly to such Affiliate by the Partnership within thirty days of receipt of such invoice; provided that such goods and services are provided on terms no less favorable than could be obtained from an unrelated third party on an arms’ length basis.

3.2    Ownership of Properties.    The Partnership shall acquire and hold in its name, directly or through license, all real and personal property, equipment, software and other assets required to provide Cellular Service.

3.3    Licenses.    The General Partner shall, on behalf of the Partnership and consistent with Section 14.1 of this Agreement, (a) cause to be transferred to the Partnership’s name all licenses, permits or other regulatory approvals necessary to provide Cellular Service; and (b) make application to the appropriate authorities to cause all other local, state or federal licenses, permits, certificates of convenience, franchises or other approvals or authorities necessary to provide Cellular Service to be transferred to the Partnership.

ARTICLE IV

CAPITALIZATION OF PARTNERSHIP

4.1    Initial Capital Contributions.    (a) Upon the execution hereof (i) USCOC shall contribute to the Partnership its 54% undivided interest in the Assets (as defined in the Letter Agreement) acquired from GMD II pursuant to the Letter Agreement, such contribution to be made by USCOC directing GMD II to transfer such interest to the Partnership on behalf of USCOC and (ii) GMD II shall contribute to the Partnership the remaining 4 6% undivided interest in the Assets which was retained by GMD II.

(b)    The Initial Capital Contribution for USCOC shall be the fair market value of its 54% undivided interest in the Assets contributed to the Partnership on behalf of USCOC pursuant to Section 4.1(a). The Initial Capital Contribution for GMD II shall be the fair market value of its 46% undivided interest in the Assets contributed to the Partnership by it pursuant to

Section 4.1(a). USCOC and GMD II agree that the aggregate fair market value of the equipment contributed by each shall be the value of such equipment shown on the books of GMD II immediately prior to the sale by GMD II to USCC pursuant to the Letter Agreement and the remaining Assets shall be valued at their fair market value.

(c)    Such Initial Capital Contributions shall result in the following respective Partnership Interests for the Partners following the transactions described above:

(A)	USCOC, as a General Partner	1.00%
(B)	USCOC, as a Limited Partner	53.00%
(C)	GMD II, as a Limited Partner	46.00%

(d)    Additional Capital Contributions may only be requested by the General Partner as they are needed to meet the financial obligations of the Partnership subject to compliance with Section 4.2 hereof.

4.2    Financing.    The General Partner shall use its best efforts to cause financing for the Partnership to occur, secured by the assets of the Partnership, for the construction and operation of the System on a basis which is “nonrecourse” to the Partners, except that the Partners may be required to pledge their respective ownership interests in the Partnership to secure such financing. For purposes of this Section 4.2, “best efforts” shall mean obtaining commercially reasonable financing from (i) Northern Telecom, Inc., or another equipment vendor selected by the General Partner, (ii) LaSalle National Bank, Chicago, Illinois, or another bank selected by the General Partner, or

(iii) one or more of the General Partner’s Affiliates; provided, however, that USCOC shall not be required to seek financing from any vendor which cannot provide cellular equipment acceptable to USCOC. Prior to seeking any capital from the Limited Partners, the General Partner shall provide the Limited Partners with supporting documentation evidencing the fact that the General Partner has used its best efforts to provide for the financial needs of this Partnership. Notwithstanding anything to the contrary in this Section 4.2, financing shall be on a “recourse” basis if necessary.

4.3    Additional Capital Contributions.    If financing is not available pursuant to Section 4.2 of this Agreement, the General Partner may call for additional capital to fund the expansion or operation of the System. In the event the General Partner determines that additional capital is so needed, each Partner shall be entitled to provide its share of additional capital in proportion to its then current Partnership Interest. Each additional Capital Contribution shall be due and payable on the date set forth in the written notice requesting such additional Capital Contribution given by the General Partner, provided that no such due date shall be less than ninety days from the date of such notice. Should any Partner decline to make all or a portion of such additional Capital Contribution, or fail to pay its additional Capital Contribution when due, some or all of the other Partners may contribute pro rata, according to their then current respective Partnership Interests, an aggregate amount equal to the additional Capital Contribution declined by the non-participating Partner(s), thereby increasing in such proportion to other Partners’ Partnership Interests (it being understood that the General Partner may make such additional Capital Contribution as a Limited Partner, if it desires). In such event, the Partnership Interest of a non-participating Partner shall be diluted accordingly and such Partner shall be limited in its right to provide future additional capital in proportion to its Partnership Interest as so revised.

4.4    Funding of Capital Contributions.    Funding of additional Capital Contributions to the Partnership shall be in cash and not real or personal property.

4.5    Additional Limited Partners.    In providing Cellular Service within the RSA, the General Partner may invite one or more persons to become additional limited partners hereunder, subject to the unanimous consent of the Partners. If such consent is given the Partners hereby consent to amend this Agreement to reflect any such inclusion. In the event of any such addition (i) the new Limited Partner shall participate in the Partnership on the same terms and conditions as described herein (or as hereafter amended), (ii) the partnership Interests of the other Partners shall be adjusted according to their then current respective Partnership Interests, and (iii) the new Limited Partner shall make its requisite Capital Contribution within thirty days of the execution of this Agreement. In the event the new Limited Partner does not make its requisite Capital Contribution within thirty days of its execution of this Agreement, all of the new Limited Partner’s right, title and interest in the partnership shall be extinguished and the Partnership Interest of the other Partners shall be increased accordingly.

ARTICLE V

ALLOCATIONS AND DISTRIBUTIONS

5.1    Capital Accounts.    (a)  A separate capital account (a “Capital Account”) shall be maintained for each Partner. The Capital Account of each Partner shall be (i) credited with the sum of cash and the fair market value of property contributed to the Partnership by such Partner and the amount of all net Income allocated to such Partner pursuant to Section 5.2 and (ii) debited with the sum of all net Losses allocated to such Partner pursuant to Section 5.2 and the amount of cash and the fair market value of any property distributed by the Partnership to such Partner. Notwithstanding anything to the contrary in this Agreement, the Capital Account of each Partner shall be determined in all events in accordance with the rules set forth in Treasury Regulation § 704-1(b)(2)(iv). Upon the withdrawal of a Limited Partner pursuant to Article XI, or upon a distribution in kind pursuant to Section 14.3, the Capital Accounts of the Partners shall be adjusted in accordance with Treasury Regulation § 1.704-1(b)(2)(iv)(f). In such event, the computation of Income and Loss following such adjustment shall be made in accordance with Treasury Regulation § 1.704-1(b)(2)(iv)(g).

(b)    A transferee of a Partnership Interest shall succeed to the Capital Account attributable to the transferred Partnership Interest, and there shall be no adjustment to the Capital Accounts as a result of such transfer except as otherwise required under Treasury Regulation § 1.704-1.

5.2    Tax Allocations Between Partners for Capital Account Purposes.    (a)    General Rule.    Net Income or Loss of the Partnership remaining after making the allocations set forth in paragraphs (b)-(h) below shall be apportioned ratably to the Partners for each day of the Partnership’s taxable year and each day’s share of such net Income or Loss shall be allocated to the Limited Partners and to the General Partner in proportion to their respective Partnership Interest on each such day.

(b)    Nonrecourse Deductions.    In accordance with Treasury Regulation § 1.704-2 (c), Nonrecourse Deductions of the Partnership shall be allocated among the Partners for each taxable year of the Partnership in the same manner as net Income or Loss is allocated among the Partners for such taxable year pursuant to Section 5.2(a).

(c)    Partner Nonrecourse Deductions.    In accordance with Treasury Regulations § 1.704-2(i)(1) and (2), Partner Nonrecourse Deductions of the Partnership shall be allocated for each taxable year of the Partnership to the Partner that bears the economic risk of loss (within the meaning of Treasury Regulation § 1.752-2 (b) (1)) for the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable.

(d)    Qualified Income Offset.    Notwithstanding the other provisions of this Section 5.2(a), in the event any Partner unexpectedly receives an adjustment, allocation or distribution described in clause (4), (5) or (6) of Treasury Regulation §

(707(c) of the Code, and the management fee or other amounts are disallowed as deductions to the Partnership and recharacterized as Partnership distributions, then there shall be allocated to the General Partner, prior to the foregoing allocations, an amount of Partnership gross income for the taxable year for which such recharacterization occurs in an amount equal to the aggregate amount recharacterized as a distribution.

(e)    Negative Capital Account Balances.    Notwithstanding the other provisions of this Section allocation of Loss shall be made to any Partner if such allocation would result in such Partner having a negative balance in its Capital Account in excess of the amount such Partner is required to restore on the liquidation of the Partnership (or of its interest in the Partnership). For purposes of determining a Partners Capital Account balance (and the amount it is required to restore) in applying the provisions of this paragraph (e) , the anticipated adjustments, allocations and distributions described in Treasury Reg. § 1.704-1(b)(2)(ii)(d)(4)-(6) shall be taken into account; and each Partner shall be deemed obligated to restore its deficit Capital Account balance to the extent of its share of Partnership Minimum Gain and Partner Nonrecourse Minimum Gain, if any.

(f)    Qualified Income Offset.    Notwithstanding the other provisions of this Section 6.2(a), in the event any Partner unexpectedly receives an adjustment, allocation or distribution described in clause (4), (5) or (6) of Treasury Regulation §1.704 - 1 (b) (2) (ii) (d) which results in such Partner having a paragraph (e) shall satisfy the requirements of Treasury Regulation $ 1.704-2(i)(4).

(f)    Partnership Minimum Gain Chargeback.    In accordance with and pursuant to Treasury Regulations § 1.704-2(f) and (g) , if there is a net decrease in Partnership Minimum Gain during any taxable year of the Partnership, each Partner shall be allocated items of Partnership Income for such taxable year (and, if necessary, subsequent years) in an amount equal to each such Partner’s share (determined in accordance with Treasury Regulation § 1.704-2 (g) (2)) of the net decrease in Partnership Minimum Gain. It is the intent of the parties hereto that any allocation pursuant to this paragraph (f) shall satisfy the requirements of Treasury Regulations § 1.704-2 (f) and (g).

(g)    Guaranteed Payments.    Prior to any other allocations to be made under this Section 5.2, in the event that any management fee or other amounts paid or payable to USCOC or any of its Affiliates pursuant to this Agreement or otherwise are deducted by the Partnership in reliance on Sections 707(a) or 707(c) of the Code, and such fee or other amount is disallowed as a deduction to the Partnership for federal income tax purposes and recharacterized as a Partnership distribution, then there shall be allocated to the General Partner, an amount of Partnership gross Income for the taxable year for which such recharacterization occurs in an amount equal to the aggregate amount recharacterized as a distribution.

(h)    Negative Capital Account Balances.    Notwithstanding the other provisions of this Section 5.2,

allocation of net Losses shall not be Bade to any Limited Partner if such allocation would result in such Limited Partner having a negative balance in its Capital Account in excess of the amount such Partner is required to restore on the liquidation of the Partnership (or of its interest in the partnership). For purposes of determining a Partner’s Capital Account balance (and the amount it is required to restore) in applying the provisions of this paragraph (h), the anticipated adjustments, allocations and distributions described in Treasury Regulation § 1.704-1(b) (2) (ii) (d)(4), (5) and (6) shall be taken into account, and each Partner shall be deemed obligated to restore its deficit Capital Account balance to the extent of its share of Partnership Minimum Gain and Partner Nonrecourse Minimum Gain, if any. Any amount that cannot be allocated hereunder will be allocated to the other Partner.

5.3    Allocations for Tax Purposes.      (a)    General.    Except as otherwise provided in this Section 5.3, each item of income, gain, loss and deduction of the Partnership shall be allocated between the Partners for federal income tax purposes in the same proportion as the corresponding items of income, gain, loss and deduction of the Partnership were allocated among the Partners for Capital Account purposes pursuant to Section 5.2.

(b)    In the case of property contributed to the Partnership, items of income, gain, loss and deduction attributable thereto shall be allocated, for federal income tax purposes, between the Partners in a manner which takes into account the difference between the fair market value of such property and its adjusted tax basis at the time of the contribution, in accordance with Section 704(c) of the Code. In accordance with the foregoing, the Partnership and the Partners shall use the deferred sale method set forth in Proposed Treasury Regulation §1.704-3(d); provided, however, that if the General Partner determines, in its reasonable judgment that the deferred sale method is not available, the Partnership and Partners will satisfy the requirements of Section 704(c) of the Code in the following manner set forth in this Section. Amortization and similar deductions or expenses (i) attributable to the 54% undivided interest in the Assets contributed to the partnership on behalf of USCOC pursuant to Section 4.1 shall be allocated for federal income tax purposes solely to USCOC, (ii) attributable to the 4 6% undivided interest in the Assets contributed to the Partnership by GMD II pursuant to Section 4.1 shall be allocated for federal income tax purposes solely to GMD II and (iii) gain on the disposition of property contributed to the Partnership shall be allocated in a manner consistent with the purposes of Section 704(c) of the Code.

5.4    Section 754 Election.    At the request of any Partner, the Partnership shall make a valid and binding election pursuant to Section 7 54 of the Code.

5.5    Distributions.      (a)  Funds of the Partnership from all sources, less appropriate reserves as are determined by the General Partner to be reasonably necessary for future administrative and operating expenses, loan payments and other costs and expenses and contingencies, shall be distributed in cash on a fiscal quarterly basis (within ninety days from the end of each quarter). Each distribution pursuant to this Section 5.3 shall be apportioned ratably to each day of the relevant quarterly time period and each day’s share shall be allocated to the Limited Partners and the General Partner in proportion to their respective Partnership Interests on such days.

(b)      For any taxable period, if the Partnership has net income (as determined for federal income tax purposes), the Partnership will make a distribution to its Partners in the amount of at least one-third (1/3) of such net profits in a manner consistent with the second sentence of Section 5.5(a).

ARTICLE VI

RIGHTS AND POWERS OF PARTNERSHIP,

GENERAL PARTNER AND LIMITED PARTNERS

6.1    Partnership Powers.    In furtherance of the business purpose specified in Section 1.3 of this Agreement, the Partnership, and the General Partner on behalf of the Partnership, shall be empowered to do or cause to be done any and all acts reasonably deemed by the General Partner to be necessary or appropriate in furtherance of the purposes of the Partnership or forebear from doing any act if the General Partner reasonably deems such forbearance necessary or appropriate in furtherance of the purposes of the Partnership, including, without limitation, the power and authority:

(a)      to enter into, perform and carry out contracts and agreements of every kind necessary or incidental to the accomplishment of the Partnership’s purposes, including, without limitation, contracts and agreements with the General Partner and Affiliates of the General Partner, and to take or omit such other or further action in connection with the Partnership’s business as may be necessary or desirable in the opinion of the General Partner to further the purposes of the Partnership; provided, however, that any transaction between the Partnership and Partners or their Affiliates shall be documented and shall become part of the records of the Partnership and shall be on terms no less favorable than could be obtained from an unrelated third party on an arms length basis;

(b)    to borrow from banks and other lenders on such terms and conditions as shall be approved by the General Partner and to secure any such borrowings by mortgaging, pledging or assigning assets and revenues of the Partnership and/or by causing each Partner to pledge its respective ownership interest in the Partnership to the extent deemed necessary or desirable by the General Partner;

(c)    to invest such funds as are temporarily not required for Partnership purposes in short-term debt obligations selected by the General Partner, including government securities, certificates of deposit of commercial banks (domestic or foreign) , commercial paper, bankers’ acceptances and other money market instruments; and

(d)    to carry on any other activities necessary to, in connection with or incidental to any of the foregoing.

6.2    Powers of the General Partner.    In addition to those powers vested pursuant to Section 6.1 of this Agreement, the General Partner hereby is vested with the power to:

(a)    manage, supervise and conduct the affairs of the Partnership;

(b)    make all elections, investigations, evaluations and decisions, binding the Partnership thereby, that may be necessary or appropriate in connection with the business purposes of the partnership;

(c)    incur obligations or make payments on behalf of the Partnership in its own name or in the name of the Partnership;

(d)    execute all instruments of any kind or character which the General Partner in its discretion shall deem necessary or appropriate in connection with the business purposes of the Partnership; and

(e)    from time to time increase the coverage area of Cellular Service within the CSA or RSA or to apply for regulatory approval to expand the geographic area of the CSA.

6.3    Rights of Limited Partners.    Each Limited Partner shall have the right to:

(a)    at its cost, inspect and copy, upon ten business days’ notice to the General Partner, any of the Partnership books of record, accounting records, financial statements or other records or reports at the place or places such records are kept;

(b)    have on demand true and full information of all things affecting the Partnership, and a formal account of Partnership affairs whenever circumstances render it just and reasonable;

(c)    audit, at its own expense and once every calendar year, the partnership books of record, accounting records and financial statements of the Partnership;

(d)    have dissolution and winding up by decree of court when permitted under the Partnership Act;

(e)    meet with representatives of the General Partner on a semi-annual basis at a time and place in the RSA or such other place agreed to by the Partners to generally discuss the business of the Partnership in order to keep the Limited Partners informed of the construction, development and operation of the Partnership’s cellular system and to solicit in good faith the Limited Partners’ views with respect to decisions to be made relating to the construction, development and operation of the Partnership’s cellular system (such meeting may be waived upon a unanimous vote of the Limited Partners); and

(f)    inspect and copy, upon ten business days’ notice to the General Partner, the books of record, accounting records, financial statements or other records or reports of the General Partner relating to its operations of the Partnership.

6.4    Ownership or Conduct of Other Businesses.    The Partners and their Affiliates may engage in or possess an interest in other business ventures of every kind and description, including but not limited to providing Cellular Service in areas other than the RSA. Neither the Partnership nor any Partner or an Affiliate thereof shall have any rights by virtue of this Agreement in such independent business ventures or to the income or profits therefrom.

ARTICLE VII

OBLIGATIONS OF GENERAL PARTNER

7.1    Conduct of Business.    The General Partner shall manage and provide administrative services to the Partnership, and shall execute all contracts, agreements and instruments as the General Partner reasonably may deem necessary or desirable to carry on the purpose of this Partnership.

7.2    Filings.    The General Partner shall file all certificates, notices, statements or other instruments required by law for the formation, operation and termination of the partnership and its business in all appropriate jurisdictions and shall prepare and file all necessary Partnership tax returns. The General Partner shall advise the Limited Partners of any elections under applicable tax laws that may affect Partnership Income or Losses.

7.3    Maintain Accounts.    Pursuant to the provisions of this Agreement, the General Partner shall maintain or cause to be maintained capital accounts on the books and records of the Partnership in respect of each Partnership Interest.

7.4    Financial Reports.    The General Partner shall furnish annual audited Partnership financial statements examined by a recognized firm of independent certified public accountants and quarterly unaudited Partnership financial statements to the Limited Partners. Quarterly unaudited financial statements will be furnished to the Limited Partners within sixty business days after the close of each quarter and be certified by an officer of the General Partner. Year-end audited financial statements will be made available to the Limited Partners within one hundred and twenty business days after the close of the fiscal year.

7.5    Performance of Partnership Obligations.    The General Partner shall use its reasonable efforts to cause the Partnership to observe and perform each and every obligation under all agreements and undertakings made by the Partnership or imposed on the Partnership by law or regulatory authority.

7.6    Cellular Service in Other Areas.    Nothing herein shall preclude any General Partner or an Affiliate thereof from providing Cellular Service independently from the Partnership in areas other than the RSA.

7.7    Tax Matters Partner.    The General Partner is designated the “tax matters partner” (as defined in Section 6231 of the Code) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including judicial and administrative proceedings, and to expend Partnership funds for professional services and costs associated therewith.

ARTICLE VIII

BANKING, ACCOUNTING, BOOKS AND RECORDS

8.1    Banking.    All funds of the Partnership shall be deposited in such bank account or accounts as shall be established and designated by the General Partner. Withdrawals from any such bank account shall be made upon such signature or signatures as the General Partner may designate.

8.2    Maintenance of Books and Records.    The General Partner shall keep or cause to be kept full and accurate accounts of the transactions of the Partnership in proper books of account in accordance with generally accepted accounting principles, as varied by appropriate regulatory authorities. The books and records of the Partnership shall be maintained at the principal place of business of the General Partner, or such other place designated by the General Partner, and shall be made available for reasonable inspection, examination and copying by the Limited Partners or their respective duly authorized agents or representatives upon ten business days’ notice to the General Partner.

8.3    Fiscal Year; Partnership Tax Returns.    The fiscal year of the Partnership shall begin on the first day of January in each year and end on the 31st day of December in each year, except to the extent that Section 706 of the Code mandates a different tax year, in which event such fiscal year shall coincide with such mandated tax year. The General Partner shall cause to be filed the federal income tax partnership return and all other tax returns required to be filed for the Partnership for all applicable tax years, and shall furnish as promptly as practicable a statement of each Limited Partner’s allocated share of income, gains, losses, deductions and credits for such taxable year. The Partnership’s federal income tax returns shall be prepared, to the extent permissible, in accordance with generally accepted accounting principles on the accrual method, except that for federal income tax purposes the Partnership shall use the maximum allowable depreciation or accelerated cost recovery deductions.

ARTICLE IX

LIMITED PARTNERS

9.1    Limited Partners Not to Take Part in Business.    The Limited Partners, acting in their capacity as Limited Partners, shall not, except as otherwise provided in this Agreement, take part in, or interfere in any manner with, the conduct or control of the Partnership business, nor shall the Limited Partners have any right or authority to act for or bind the Partnership.

9.2    Limitation on Liability of Limited Partners.    The liability of each Limited Partner to provide funds to the Partnership shall be limited to the amount of Capital Contributions which the Limited Partner makes or otherwise agrees to make pursuant to the provisions of Article IV of this Agreement. The obligation of any Limited Partner to return any distributions previously made shall be as set forth in the statute governing this Agreement. Subject to the provisions of the Partnership Act, the Limited Partner shall have no further liability to contribute money to the Partnership for, or in respect of, the liabilities or obligations of the Partnership and shall not be personally liable for any obligations of the Partnership.

9.3    Cellular Service in Other Areas.    Nothing herein shall preclude any Limited Partner or an Affiliate thereof from engaging in possessing an interest in other business ventures of every kind and description including but not limited to providing Cellular Service in areas other than the RSA.

ARTICLE X

TRANSFER OF LIMITED PARTNER’S INTEREST

10.1    Limitation on Transfer; Right of First Refusal.    There shall be no sale, exchange or other transfer or assignment of the whole or any portion of any Limited Partner’s Partnership Interest without the prior written consent of the General Partner, which consent cannot be unreasonably withheld. Before any Limited Partner, other than USCOC or one of its Affiliates, sells, transfers, assigns or exchanges any part of its Limited Partnership Interest, pursuant to a bona-fide offer in writing to a third party non-Affiliate of such partner, it shall offer, by giving written notice to the General Partner, that interest to all of the other partners for the value at which and terms under which such third party has offered to pay for such interest. The General Partner, in turn, shall within fifteen days after the receipt of such notice forward such notice to all other partners. Each partner shall initially be entitled to purchase that fraction of the offering partner’s interest equal to the purchasing partner’s interest in the Partnership divided by the Partnership Interest of all nonselling partners. If any partner(s) declines to exercise its right of purchase hereunder, the other partners electing to exercise that right shall be entitled to purchase that portion of the interest intended to be sold that has been declined by the other partner(s) in amounts allocably determined pursuant to reapplication of the principles set forth in this Section 10.1, excluding from consideration the interest of the selling and declining partners. Each nonselling partner shall notify the General Partner and the selling Limited Partner, in writing, of its intention to exercise or not to exercise its purchase rights hereunder within thirty days following receipt of the offer of sale. The General Partner shall promptly notify each partner of the elections by the other partners. Subsequent written notification, if necessary, shall be required within ten days after receipt by the partners which have not previously declined to exercise their rights of purchase, of their intentions with respect to that portion of the Limited Partners partnership Interest still subject to a right of purchase. No portion of an interest offered under this Section 10.1 shall be permitted to be purchased by any partner pursuant to this Section 10.1 unless the entire interest offered is purchased by one or more partners. Any attempted transfer, sale, assignment, or exchange in violation of these provisions shall be void and of no effect.

10.2    Non-Monetary Consideration.    If a sale, exchange or other transfer or assignment involves receipt by the transferor of consideration other than money expressed in currency of the United States, or if such sale, exchange or other transfer or assignment is part of a multi-part or multi-stage transaction, the transferring party shall, at its sole expense, provide to all parties having a right of first refusal as set forth in Section 10.1, an independent appraisal of the net consideration to be received by the transferring party solely for its interest in the Partnership or the Limited Partner, said appraisal being one that identifies the equivalent value of such consideration in money of the United States. If no party having a right of first refusal objects to such appraisal, it shall be deemed conclusively to establish the value of the consideration to be received by the transferring party for purposes of the rights of first refusal contemplated by Section 10.1. However, if any party having a right of first refusal deems such appraisal to be unfair or unreasonable, it may request that an appraisal panel be convened for the purpose of determining the said value. Said appraisal panel shall consist of one member designated by the transferring party, one member designated by the objecting party (or parties collectively, if there be more than one), and one member designated by the first two members of the panel. Their determination of the value of the consideration, pursuant to a majority vote of the members of such panel, shall be conclusive to establish the price of the offered interest for purposes of the rights of first refusal contemplated by Section 10.1.

10.3    Substitute Limited Partner.    No assignee, purchaser or transferee of the whole or any portion of any Limited Partner’s Partnership Interest shall have the right to become a substitute Limited Partner, unless:

(a)    the transferring Limited Partner has designated such intention in a written instrument of assignment, sale or transfer, a copy of which has been delivered to the General Partner;

(b)    except as otherwise provided in Section 10.1, the transferring Limited Partner has obtained the written consent of the General Partner;

(c)    the person acquiring the Limited Partner’s Partnership Interest has adopted and agreed in writing to be bound by all of the provisions hereof, as the same may have been amended;

(d)    all documents reasonably required by the General Partner and the Partnership Act to effect the substitution of the person acquiring the Limited Partner’s Partnership Interest as a Limited Partner shall have been executed and filed at no cost to the Partnership; and

(e)    any necessary prior consents have been obtained from any regulatory authorities.

10.4    Indemnification.    Each Limited Partner transferring a Limited Partner’s Partnership Interest hereby indemnifies the Partnership and the other Partners against any and all loss, damage or expense (including, without limitation, tax liabilities or loss of tax benefits) arising, directly or indirectly, as a result of any transfer or purported transfer in violation of any provision contained in this Article XI.

10.5    Valuation Sale Procedure.    (a) Commencing on the third anniversary of the date of the execution of this Agreement,

USCC shall have the right, for a period of three months, to initiate an appraisal proceeding by written notice to GMD II (the “Appraisal Notice”). If USCC does not initiate the appraisal proceeding during the three-month period referred to in the preceding sentence, then GMD II shall have a three-month period of time during which to initiate that proceeding by delivering an Appraisal Notice to USCC. Within thirty days of either party’s receipt of an Appraisal Notice, USCC and GMD II shall each choose an appraiser. Each appraiser shall independently determine the fair market value of the Partnership within one hundred and twenty days of the date of the receipt of the Appraisal Notice initiating the appraisal. The fair market value of this Partnership is defined to be the value that an unrelated third party would pay if it were to acquire all of the outstanding equity of this partnership in an arm’s-length transaction. For purposes hereof, it is assumed that the sole business of this Partnership is owning and operating the non-wireline cellular telephone system in the RSA.

After the appraisers make their initial determinations as to the fair market value, they will consult with one another with respect thereto and, within fourteen days of such initial determination, they shall proceed to finalize their determinations. At that time, if the higher of the two appraisals does not exceed the lower of the two appraisals by more than 10%, the average of the two appraisals shall be deemed to be such fair market value.

If the higher appraisal is more than 110% of the lover appraisal, the two appraisers shall then agree upon and jointly designate, within an additional fourteen days from such designation, a third appraiser who will be responsible for determining the fair market value of this Partnership. If the third appraiser determines a value within the range of values determined by the first two appraisers, the final fair market value will be the average of the third appraisal and that of the other appraisal that was closest to that of the third appraisal. If the third appraiser determines a value higher than the value determined by either of the first two appraisers, the final fair market value will be the higher of the values determined by the first two appraisers. If the third appraiser determines a value lower than the value determined by either of the first two appraisers, the final fair market value will be the lower of the values determined by the first two appraisers. In any event, the final fair market value shall not be higher than the higher of the first two appraisals or lower than the lower of the first two appraisals. The third appraiser shall make its determination of the fair market value of this Partnership within sixty days of its appointment.

(b)    For a period of thirty days after the appraisal process has been completed, USCC shall have the right to purchase all of GMD II’s ownership interest in this Partnership, at a purchase price equal to the fair market value of the Partnership Interest as determined by such appraisal process multiplied by GMD II’s percentage of Partnership Interest in this Partnership

(the “GMD II Purchase Price”). USCC may, at its option, elect to deliver the GMO Purchase Price either (i) cash (a USCC certified or cashier’s check) equal to the GMD II Purchase Price, or (ii) that number of Common Shares of TDS, par value $1.00 per share (“TDS Common Shares”), equal to the GMD II Purchase Price as determined in accordance with this Section. If USCC elects to deliver in cash to GMD II then USCC shall notify GMD II and GMD II may elect to postpone the sale and payment of the GMD II Purchase Price to a later mutually agreeable date rather than accept payment of the purchase price in cash. If USCC elects to deliver TDS Common Shares to GMD II then to the extent permitted by law such acquisition shall be completed pursuant to a “tax- free reorganization.” If TDS Common Shares are delivered to GMD II pursuant to this Section then the value of each such share for the purposes of this Section shall be equal to the Average Closing Price (as hereinafter defined). The “Average Closing Price” means the arithmetical average of the closing price for TDS Common Shares on the American Stock Exchange or such other national exchange, as the case may be, for the five trading days ending on the third trading day prior to the date of the delivery of such shares to GMD II.

(c)    If USCC elects to purchase all or a portion of GMD II’s ownership interest in this Partnership at the appraised price in accordance with Section 10.5 (b) the parties shall proceed to effectuate that transaction, subject to whatever regulatory approvals might be required. If USCC declines to purchase all of GMD II’s ownership interest in accordance with

Section 10.5 (b) then USCC shall give written notice to GMD II and GMD II shall then have the right, for a period of thirty days after USCC’s right has expired, to require USCC to purchase all of GMD II’s ownership interest in this Partnership for the GMD II Purchase Price for such consideration as set forth in Section 10.5(b). In such event that the parties shall proceed to effectuate that transaction, subject to whatever regulatory approvals might be required.

(d)    If each of the parties hereto elects not to require the other party to conclude such a transaction, then a second appraisal proceeding shall be conducted, in the manner set forth in Section 10.5 (a) commencing on the sixth anniversary of the date of the execution of this Agreement, at the conclusion of which USCC shall be obligated to purchase and GMD II shall be obligated to sell all of GMD II’s interest in the Partnership at the value determined in such second appraisal proceeding in accordance with Sections 10.5(a) and (b).

(e)    If one appraiser is used in connection with this Section 10.5, then GMD II and USCC shall each pay one-half of such appraiser’s fees and expenses. In the event that more than one appraiser is used in connection with this Section 10.5, then each party shall pay the costs and expenses related to their appraiser; provided, however, that if a third appraiser is used then GMD II and USCC shall each pay one-half of such appraiser’s fees and expenses in addition to their own appraiser’s fees and expenses. Each appraiser which is selected shall have experience with evaluating cellular interests.

(f)    USCC shall have the right to assign its rights and obligations under this Section 10.5 to an Affiliate.

(g)    USCC shall lend $500,000 to GMD II to help settle certain matters with Catherine Waddill (the “Waddill Note”). If TDS Common Shares are delivered pursuant to this Section 10.5 and if the Waddill Note is outstanding when such shares are delivered, then USCC shall reduce the number of TDS Common Shares to be delivered to GMD II pursuant to this Agreement by that number of TDS Common Shares (rounded to the nearest whole share) determined by dividing the amount to be offset by $34.375. The $34.375 represents the agreed to value of each TDS Common Share to be delivered pursuant to this Section 10.5(g) and in the event of any reclassification, stock split or stock dividend with respect to the TDS Common Shares (or if a record date with respect to any of the foregoing should occur) prior to the delivery to GMD II of the GMD II Purchase Price, appropriate and proportionate adjustments, if any, shall be made to the $34.375 value set forth in the preceding sentence.

10.6    Distribution and Allocation Subsequent to Transfer.

(a)    The Income and Losses of the Partnership attributable to any Partnership Interest acquired by reason of the assignment of the Partnership Interest or substitution of a Partner with respect to that Partnership Interest and any distribution made with respect thereto shall be allocated between the assignor and assignee based upon the length of time during any fiscal year of the Partnership, as measured by the effective date of the assignment or substitution, that the Partnership Interest so assigned or with respect to which there is a substitution was owned by each of them.

(b)    The effective date of an assignment, sale or transfer of the Limited Partner’s Partnership Interest or any portion thereof shall be the first day of the calendar month following either the date on which written consent has been obtained from the General Partner as provided in Section 10.1 of this Agreement or, where no such consent is required, the date specified in the written notice that the General Partner receives with respect to the assignment, sale or transfer.

ARTICLE XI

WITHDRAWAL BY LIMITED PARTNER

11.1    Withdrawal.

(a)    Effective upon thirty days’ written notice to each Partner, any Limited Partner may withdraw from the Partnership subject to any required regulatory approval.

(b)    Any Limited Partner shall promptly withdraw from the Partnership upon the occurrence of default in performance by such Limited Partner of any obligation under this Agreement if such default shall not be corrected within sixty days after the same shall be called to the attention of such Limited Partner by the General Partner by written notice specifying the thing or matter in default and the General Partner chooses to insist upon such withdrawal. The General Partner shall notify each non-defaulting Limited Partner of such default in performance.

(c)    Any Limited Partner shall promptly withdraw upon the bankruptcy or assignment for the benefit of creditors of such Limited Partner.

(d)    Any Limited Partner shall promptly withdraw upon failure of such Limited Partner to make its initial Capital Contribution pursuant to Section 4.1 of this Agreement.

(e)    Upon withdrawal pursuant to (a), (b) or (c) above, the Limited Partner so withdrawing shall, subject to the provisions of Section 11.2 of this Agreement, receive distribution of its capital account in cash.

(f)    Upon withdrawal pursuant to (a), (b), (c) or (d) above, the proportionate Partnership Interests of the remaining Partners shall be increased pro rata to reflect such withdrawal.

11.2    Distribution on Withdrawal.    If distribution is made pursuant to Section 11.1 of this Agreement, amounts payable to the Limited Partner so withdrawing shall be paid to such Limited Partner by the Partnership and may at the General Partner’s option and consistent with regulatory and other legal constraints, be paid in equal annual payments, including interest, over a period not to exceed three years, in order to provide the Partnership sufficient time to raise capital to replace that capital being withdrawn and to ensure the continued provision of Cellular Service. Interest on such payments shall be calculated at a rate equal to the applicable “Federal rate” in effect under Section 1274(d) of the Internal Revenue Code of 1986, as amended (as of the effective day of withdrawal of such Limited Partner), compounded semiannually, as applied to the outstanding balance due. No Partner shall have personal liability for the distribution, which shall be payable solely out of Partnership assets.

ARTICLE XII

BRING-ALONG RIGHTS

12.1    Transfer of USCOC’s Interest in the Partnership. If USCOC proposes to sell all or a portion of its interest in the Partnership to any person other than an Affiliate of USCOC, then as a condition precedent to the sale of such interest, USCOC shall deliver to GMD II written notice (the “Participation Notice”) at least thirty days prior to the scheduled consummation of such sale (the “Bring-Along Transfer”) stating that the proposed sale is subject to the provisions of this Article XII, and such notice shall specifically declare that the offer is from a bona fide third party and shall also set forth the consideration to be received and the terms and conditions of such proposed sale so that such offer may be sufficiently evaluated by GMD II. At any time within ten days after delivery of a Participation Notice, GMD II may elect to participate in the contemplated Bring-Along Transfer by delivering written notice of such election to USCOC. Delivery of any such election shall entitle GMD II to participate pro-rata on the basis of their Partnership Interest with USCOC in the contemplated sale on the same terms and conditions as USCOC; provided, however, that in the event GMD II desires to sell its interest in the Partnership at such time, USCOC shall have the right to purchase GMD II’s interest by delivering to GMD II at the time of the consummation of such sale, at USCOC’s option, either cash or TDS Common Shares equal to the fair market value of the consideration that GMD II would otherwise have received upon the sale of its interest to the purchaser. If TDS Common Shares are delivered to GMD II pursuant to this Section 12.1 then the value of each such share for purposes of this Section shall be equal to the Average Closing Price as defined in Section 10.5(b) of this agreement.

ARTICLE XIII

TRANSFER OF GENERAL PARTNER’S INTEREST

13.1    Assignment.    The General Partner may transfer or assign its General Partner’s Partnership Interest only after written notice to all other Partners and the unanimous vote of all the other Partners to permit such transfer and to continue the business of the Partnership with the assignee of the General Partner as General Partner. Any such transfer or assignment shall be subject to required regulatory approval. The General Partner may transfer its Partnership Interest to an Affiliate thereof at any time without any consent or restrictions from any Limited Partner as long as the transfer does not materially interfere with the operation and management of the Partnership and the General Partner shall notify the other Partner no later than thirty days after such transfer.

13.2    Withdrawal.    Withdrawal of the General Partner will cause the dissolution and termination of the Partnership in accordance with the terms of Article XIV of this Agreement. The

General Partner may not withdraw until it has given the other Partners one hundred and twenty days’ prior written notice thereof. If during that time the Partners (other than the General Partner and the Limited Partner which is an Affiliate of the General Partner) unanimously designate a substitute General Partner who will agree both to purchase the General Partner’s Partnership Interest (including its Limited Partner’s Interest, if any), on terms acceptable to the General Partner, and continue the business of the Partnership, subject to required regulatory approval, the General Partner agrees to transfer or assign its Partnership Interests to the designated General Partner. The General Partner shall not unreasonably withhold its acceptance of terms for purchase of its Partnership Interest (including its Limited Partner’s Partnership Interest, if any) proposed by the substitute General Partner.

ARTICLE XIV

DISSOLUTION AND TERMINATION OF LIMITED PARTNERSHIP

14.1    Dissolution.      The Partnership shall be dissolved and terminated if:

(a)      the FCC grants the authorization subject to terms and conditions that are unacceptable to both the General Partner and one Limited Partner which is not also the General Partner, and all available administrative and judicial appeals of such FCC approval have been finally exhausted;

(b)      the FCC finally denies licenses to the Partnership empowering it to provide Cellular Service;

(c)      the Partnership applies for and is finally denied state or other regulatory approvals or is granted such approval subject to terms and conditions that are unacceptable to both the General Partner and one Limited Partner that is not also the General Partner or an Affiliate of the General Partner on the grounds such denial or conditional grant has a materially adverse impact upon the Partnership’s ability to conduct its business; or

(d)      the Partners unanimously agree to dissolve and terminate the Partnership and receive any approvals required by the FCC or any other regulatory authority for such dissolution and termination.

Regarding (b) and (c) above, any such denial of regulatory approval shall not be considered finally denied until all available administrative and judicial appeals of such denial have been finally exhausted.

Notwithstanding the foregoing, the latest date upon which the Partnership is to dissolve is January 1, 2090.

14.2     Distribution Upon Dissolution.      Upon dissolution of the Partnership, the General Partner shall proceed, subject to the provisions herein, to liquidate the Partnership and apply the proceeds of such liquidation, or to distribute Partnership assets, in the following order of priority:

(a)      to creditors, including Limited Partners who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Partnership other than liabilities for distributions to Partners under Articles X and XI of this Agreement;

(b)      to the General Partner, if a creditor, to the extent otherwise permitted by law, in satisfaction of liabilities of the Partnership other than liabilities for distributions to Partners under Articles X and XI of this Agreement;

(c)      to the establishment of any reserve which the General Partner may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership. Such reserve may be paid over by the General Partner to any attorney at law, or other acceptable party, as escrow agent to be held for disbursement in payment of any of the aforementioned liabilities and, at the expiration of such period as shall be deemed advisable by the General Partner, for distribution of the balance, in the manner hereinafter provided in this Paragraph;

(d)      to Partners and former Partners in satisfaction of liabilities for distributions under Articles X and XI of this Agreement;

(e)      to Partners first for the return of their Capital Accounts as set forth in Section 5.1 of this Agreement in proportion to the Partners’ respective positive Capital Accounts at the time of such dissolution, with any remaining Partnership assets being distributed in proportion to the Partners’ respective Partnership Interests on the date of dissolution.

14.3     Distributions in Cash or in Kind.      Upon dissolution, the General Partner may in its discretion (a) liquidate all or a portion of the Partnership assets and apply the proceeds of such liquidation in the priorities set forth in Section 14.2 of this Agreement or (b) hire independent recognized appraisers to appraise the value of Partnership assets not sold or otherwise disposed of (the cost of such appraisal to be considered a debt of the Partnership), allocate any unrealized Income or Loss to the Partners’ Capital Accounts in accordance with the last sentence of Section 5.1(a) and, after giving effect to any such adjustment, distribute said assets in accordance with the priorities as set forth in Section 14.2 of this Agreement. The General Partner may determine in its sole discretion whether undivided portions of assets distributed in kind will be distributed pro rata to Partners in accordance with their respective Partnership Interests at the time of dissolution or assets may be distributed otherwise in accordance with their respective Partnership Interests at the time of dissolution; provided, however, that any distributions of unrealized receivables or substantially appreciated inventory within the meaning of Section 751 of the Code shall be made proportionately to the Partner’s Partnership Interest at the time of dissolution unless the Partners otherwise unanimously agree. To the extent practicable such distributions will take into account the interest of the Limited Partners. In the case of any distribution in kind of Partnership assets under this Section to a Partner, the value of the asset determined by appraisal as provided above shall be applied against the Partner’s Capital Account.

14.4     Time for Liquidation.      A reasonable amount of time shall be allowed for the orderly liquidation of the assets of the Partnership and the discharge of liabilities to creditors so as to enable the General Partner to minimize any losses which otherwise might be incurred.

14.5     Termination.      Upon compliance with the foregoing distribution plan, the Partnership shall cease to be such, and the General Partner shall execute, acknowledge and cause to be filed a certificate of cancellation of the Partnership pursuant to the power of attorney contained in Article XV of this Agreement.

14.6     General Partner not Liable for Return of Distribution.      The General Partner shall not be liable for any distribution required pursuant to Article X, Article XI, Sections 14.2(b), (c) and (d) of this Agreement, and such distribution shall be made solely from available Partnership assets, if any.

14.7     General Partners’ Right to Continue Providing Cellular Service.      In the event that such Limited Partner withdraws pursuant to Article X or the Partnership is dissolved pursuant to Articles III or XIV, the General Partner shall have the right to provide Cellular Service either singly or with others, subject to any necessary regulatory approval. Notwithstanding this right of the General Partner, any Limited Partner who has not caused the dissolution of the Partnership shall be entitled to participate, as a limited partner or other non-managing investor, in the ongoing Cellular Service the General Partner continues to provide and shall be entitled to participate therein to an extent, and on terms and conditions, no less favorable to said Limited Partner than the corresponding extent, terms and conditions accorded said Limited Partner by this Agreement.

ARTICLE XV

POWER OF ATTORNEY

15.1    Grant of Power of Attorney.     Each Limited Partner hereby irrevocably constitutes and appoints the General Partner as its true and lawful attorney and agent, in its name, place and stead, to make, execute, acknowledge and, if necessary, file and record:

(a)      any certificates or other instruments or amendments thereof which the Partnership may be required to file under the laws of each state governing this Agreement or pursuant to the requirements of any governmental authority having jurisdiction over the Partnership or which the General Partner shall deem it advisable to file, including, without limitation, this Agreement, any amendment to this Agreement and a certificate of cancellation as provided in Section 13.5 of this Agreement;

(b)      any certificates or other instruments (including counterparts of this Agreement with such changes as may be required by the law of other jurisdictions) and all amendments thereto which the General Partner deems appropriate or necessary to qualify, or continue the qualification of, the Partnership as a limited partnership (or a partnership in which the Limited Partner has limited liability) and to preserve the limited liability status of the Partnership in the jurisdictions in which the Partnership may own properties, conduct business and acquire investment interests;

(c)      any certificates or other instruments which may be required to admit additional or substitute Limited Partners pursuant to the terms of this Agreement, to reflect the withdrawal of any Limited Partner, to reflect the withdrawal of a former General Partner, to reflect changes in Capital Contributions or changes in respective Partnership Interests of the Partners or to effectuate the dissolution and termination of the Partnership, pursuant to Article XIV of this Agreement; or

(d)      any amendments to any certificate necessary to reflect any other changes made pursuant to the exercise of the powers of attorney contained in this Article XV.

15.2     Irrevocable and Coupled With an Interest; Copies to be Transmitted.     The powers of attorney granted in Section 15.1 of this Agreement shall be deemed irrevocable and to be coupled with an interest. A copy of each document executed by the General Partner pursuant to the powers of attorney granted in Section 15.1 shall be transmitted to each Limited Partner promptly after the date of the execution of any such document.

15.3     Survival of Power of Attorney.     The powers of attorney granted under Section 15.1 of this Agreement shall survive delivery of an assignment by a Limited Partner of the whole or any portion of its Limited Partner’s Partnership Interest, except that if such assignment was of all of a Limited Partners’ Partnership Interest and the substitution of the assignee as a Limited Partner has been consented to by the

General Partner, the foregoing powers of attorney shall survive the delivery of such assignment for the purpose of enabling the General Partner to execute, acknowledge and file any and all certificates and other instruments necessary to effectuate the substitution of the assignee as a Limited Partner. Such powers of attorney shall survive the dissolution or termination of a Limited Partner and shall extend to such Limited Partner’s successors and assigns.

15.4     Limitation on Power of Attorney.     Except as set forth in this Article XIV, the General Partner may not modify the terms of this power of attorney without the written consent of all the Limited Partners. The powers of attorney granted under Section 15.1 of this Agreement cannot be utilized by the General Partner to increase or extend any financial obligation or liability of any Limited Partner without the written consent of such Limited Partner.

ARTICLE XVI

EXCULPATION AND INDEMNIFICATION

16.1     Exculpation of the General Partner and its Affiliates.      The General Partner or its Affiliates will not be liable for any loss to this Partnership or the Limited Partners by reason of any act or failure to act unless the General Partner or its Affiliates were guilty of willful misconduct or gross negligence.

16.2     Indemnification of the General Partner and its Affiliates.      This Partnership shall indemnify the General Partner

and its Affiliates against any loss or damage incurred by the General Partner and its Affiliates (including legal expenses) by reason of any acts performed or not performed by the General Partner and its Affiliates for and on behalf of this Partnership, unless the General Partner or its Affiliates, as the case may be, were guilty of fraud, willful misconduct or gross negligence. The General Partner shall indemnify this Partnership against any damages (including legal expenses) incurred by reason of the General Partner’s or its Affiliates willful misconduct or gross negligence.

ARTICLE XVII

AMENDMENTS

17.1     Amendments.      Except for amendments made in accordance with this Agreement in connection with assignments of Partnership Interests by Partners and to reflect changes in Capital Contributions, this Agreement may not be amended except upon written consent of the General Partner and all the Limited Partners.

17.2    Execution of Amended Agreements.      Each Limited Partner agrees to execute or cause to be executed promptly any amendments to this Agreement and certificates of the Partnership reasonably requested by the General Partner and authorized under Section 16.1.

ARTICLE XIII

TECHNOLOGY AND INFORMATION

18.1     Technology License.     The General Partner shall, on behalf of the Partnership, obtain the right to use hardware and software technology associated with Cellular Service. The General Partner is hereby authorized, on behalf and for the benefit of the Partnership, to engage in negotiations and to enter into contracts for licenses to use cellular hardware, software or related processes. In general, such contracts shall be merely right to use contracts and will not vest any title in any Partner to this Agreement.

18.2     Proprietary Information.     All information, including but not limited to, specifications, microfilm, photocopies, keypunch cards, magnetic tapes, drawings, sketches, models, samples, tools, technical information, data, employee records, maps, customer information, financial reports and market data marked or identified in writing as proprietary (all hereinafter designated as “Proprietary Information”), furnished to or obtained by a Partner from any other Partner, whether written or oral or in other form, shall remain the disclosing Partner’s property. All copies of such information, whether written, graphic or other tangible form, shall be returned to the disclosing Partner upon the disclosing Partner’s request, except that one copy may be retained for archival purposes. Unless otherwise agreed, no obligation hereunder shall extend beyond five years from date of receipt of such information, and the obligation does not apply to such Proprietary Information as was previously known to the receiving Partner free of any obligation to keep it confidential or has been or is subsequently made public by the disclosing Partner or a third party. Unless otherwise required by governing law or regulation or ordered by a court of competent jurisdiction, such Proprietary Information shall be kept confidential by the receiving Partner and shall be used only for performing the covenants contained in this Agreement and may be used for such other purposes only upon such terms as may be agreed upon between the disclosing Partner and receiving Partner in writing or as required by law.

ARTICLE XIX

MISCELLANEOUS PROVISIONS

19.1      Warranties.     Each Partner warrants as follows:

(a)      It has the legal capacity to enter into and execute this Agreement;

(b)      this Agreement does not breach any of its existing agreements with other parties; and

(c)      each Partner will cooperate with the other Partners to the extent necessary to carry out the business purpose of the Partnership.

19.2      Table of Contents and Headings.      The table of contents and the headings of the Sections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

19.3      Successors and Assigns.       This Agreement shall inure to the benefit of and be binding upon the Partners and any additional or substitute Limited Partner or General Partner and to their respective successors and assigns, except that nothing contained in this Section shall be construed to permit any attempted assignment or other transfer which would be authorized by or void pursuant to any other provision of this Agreement.

19.4     Severability.      Each provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of the Agreement; provided, however, that the general intent of this Agreement shall not be voided thereby.

19.5     Non-Waiver.      No provision of this Agreement shall be deemed to have been waived unless such waiver is contained in a written notice given to the Partner claiming such waiver, and no such waiver shall be deemed to be a waiver of any other or further obligation or liability of the Partner or Partners in whose favor the waiver was given.

19.6     Applicable Law.      This Agreement and the rights and obligations of the Partners shall be interpreted in accordance with the laws of the State of Delaware. The Partnership will be bound by and fully comply with any applicable provisions of the equal employment opportunity laws, including any executive orders issued thereunder.

19.7     Entire Agreement.      This Agreement constitutes the entire Limited Partnership Agreement between the Partners and (a) shall supersede all previous negotiations, commitments, representations and writings.

19.8     Notices.      Except as otherwise provided in this Section, all notices given by any Partner to any other Partner under this Agreement shall be in writing, registered or certified mail, return receipt requested, postage prepaid, addressed as follows (or to such other address as a Partner may specify in such a notice to all other Partners):

USCOC:

USCOC of New York RSA #1, Inc.
c/o United States Cellular Corporation
8410 West Bryn Mawr
Suite 700
Chicago, Illinois 60631
Attn: President
Telephone:	(312) 399-8900
Telecopier:	(312) 399-8959

with a copy to:

Sidley & Austin
One First National Plaza
Chicago, Illinois 60603
Attn: Michael G. Hron, Esq.
Telephone:	(312) 853-2030
Telecopier:	(312) 853-7036

GMD II:

G.M.D. Partnership II
333 East Arlington Boulevard
Greenville, North Carolina 27858
Attn: Gary M. Doyle
Telephone:	(919) 321-0066
Telecopier:	(919) 321-1062

with a copy to:

Besozzi & Gavin
Suite 200
1901 L. Street, N.W.
Washington, D.C. 20036
Telephone:	(202) 293-7405
Telecopier:	(202) 457-0426
Attention:	J. Jeffrey Craven, Esq.

Such notices shall be effective on the third business day subsequent to the date of mailing. As an alternative to notice by mail, notices given by any Partner to any other Partner under this Agreement may be delivered by telegram, cablegram, or any other form of written message delivery, expense of such delivery prepaid, addressed to the Partners as provided in this Section. Such alternative notice shall be effective when its receipt is acknowledged by a responsible person at the address to which such notice was directed.

19.9     Counterparts.     This Agreement may be executed in any number of counterparts, each of which shall be considered an original.

*        *        *         *        *        *

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed by their duly authorized representatives.

Attest:

Name:

Title:

Date:

USCOC OF NEW YORK RSA #1, INC., AS A GENERAL AND AS A LIMITED PARTNER

By:	/s/ Edward W. Towers

Name:	Edward W. Towers

Title:	Authorized Representative

Date:

Attest:	/s/ Cathy H. Scott

Name:	Cathy H. Scott

Title:	Administrative Assistant

Date:

G.M.D. PARTNERSHIP II, AS A LIMITED PARTNER

By:	/s/ Gary M. Doyle

Name:	Gary M. Doyle

Title:	General Partner

Date:

United States Cellular Corporation hereby acknowledges its rights and obligations under Sections 4.1 and 10.5

Attest:

Name:

Title:

Date:

UNITED STATES
CELLULAR CORPORATION

By:	/s/ Edward W. Towers

Name:

Title:

Date:

Signature Page for the Agreement

Establishing New York RSA No. 1

Limited Partnership

AMENDMENT NO. 1 TO THE

AGREEMENT ESTABLISHING

NEW YORK RSA NO. 1 LIMITED PARTNERSHIP

THIS AMENDMENT NO. 1, is made and entered into as of March 15, 1994, by and among USCOC of New York RSA #1, Inc., G.M.D. Partnership II (“GMD II”) (collectively, the “Partners”), Telephone and Data Systems, Inc. (“TDS”) and United States Cellular Operating Company (“USCOC”).

WHEREAS, the Partners are parties to the Agreement Establishing New York RSA No. 1 Limited Partnership, dated as of March 12, 1993 (the “Partnership Agreement”);

WHEREAS, the Partners desire to enter into this Amendment to amend the Partnership Agreement to reflect the transfer by GMD II of its 46 percent limited partner’s interest in the New York RSA No. 1 Limited Partnership (the “Partnership Interest”) to TDS and the subsequent transfer by TDS of its Partnership Interest in the Partnership to USCOC;

NOW THEREFORE, it is mutually agreed that:

1.       Capitalized terms not otherwise defined herein shall have the same meanings assigned to them in the Partnership Agreement.

2.	(a)	The Partnership Agreement is hereby amended to reflect the transfer of GMD II’s Partnership Interest in the Partnership to TDS, pursuant to the Sale and Purchase Agreement dated as of March 15, 1994, by and between TDS and GMD II, and the subsequent transfer of such Partnership Interest to USCOC, pursuant to an Assignment dated as of March 15, 1994.

	(b)	USCOC is hereby admitted to the Partnership as a Limited Partner in the Partnership.

3.      As a result of the transfer by GMD II of its Partnership Interest to TDS and the subsequent transfer of such Partnership Interest to USCOC, the respective Partnership Interest of the Partners and USCOC as of the date hereof are as set out in Exhibit A hereto.

4.     All notices given by any Partner to USCOC shall be addressed as follows:

United States Cellular Corporation
8410 West Bryn Mawr
Suite 700
Chicago, Illinois 60631-3486
Attention: President
Telephone:	(312) 399-8900
Telecopier:	(312) 399-8936

With a copy to:

Sidley & Austin
One First National Plaza, Suite 4200
Chicago, Illinois 60603
Attention: Michael G. Hron, Esq.
Telephone:	(312) 853-2030
Telecopier:	(312) 853-7036

5.     This Amendment together with the Partnership Agreement constitutes the entire agreement of the Partners and USCOC with respect to the matters set forth herein and therein.

6.     This Amendment shall be construed in accordance with and shall be governed by the laws of the State of Delaware.

7.     This Amendment shall take effect immediately without any further action by the Partners or USCOC.

*  *  *  *  *  *  *  *

USCOC OF NEW YORK RSA #1, INC.,
As the General Partner and a Limited Partner

By:	/s/ H. Donald Nelson
	Name:	H. Donald Nelson
	Its:	President

G.M.D. PARTNERSHIP II,
As a Limited Partner

By:	/s/ Gary M. Doyle
Gary M. Doyle
Its sole General Partner

TELEPHONE AND DATA SYSTEMS, INC.,
Transferee of the Limited Partnership
Interest of G.M.D. Partnership II

By:	/s/ LeRoy T. Carlson
LeRoy T. Carlson
Chairman

United States Cellular Operating Company hereby agrees to be bound by all of the provisions of the Partnership Agreement, including any amendments thereto.

By:	/s/ H. Donald Nelson
	Name:	H. Donald Nelson
	Its:	President

Signature page for Amendment No. 1 to the

Agreement Establishing New York RSA No. 1 Limited Partnership,

dated as of March 15, 1994.

EXHIBIT A

RESULTING PARTNERSHIP INTERESTS

The transfer of GMD II’s partnership Interest to TDS and the subsequent transfer of TDS’s Partnership Interest to United States Cellular Operating Company shall result in the following respective Partnership Interests for the Partners and United States Cellular Operating Company:

(A)	1% for USCOC of New York RSA #1, Inc., as a General Partner,

(B)	53% for USCOC of New York RSA #1, Inc., as a Limited Partner, and

(C)	46% for United States Cellular Operating Company, as a Limited Partner.

AMENDMENT NO. 2 TO THE

AGREEMENT ESTABLISHING

NEW YORK RSA NO. 1 LIMITED PARTNERSHIP

THIS AMENDMENT NO. 2, is made and entered into as of June 21, 1995, by and among USCOC of New York RSA #1, Inc., a Delaware corporation, United States Cellular Operating Company (“USCOC”), a Delaware corporation (collectively, the “Partners”), and APT Operating Company, Inc.

WHEREAS, the Partners are parties to the Agreement Establishing New York RSA No. 1 Limited Partnership, dated as of March 12, 1993 (the “Partnership Agreement”); and

WHEREAS, the Partners desire to enter into this Amendment to amend the Partnership Agreement to reflect the transfer by USCOC of its 4 6 percent limited partner’s interest in the New York RSA No. 1 Limited Partnership (the “Partnership Interest”) to APT Operating Company, Inc.; and to change the name of the Partnership to APT Pittsburgh Limited Partnership;

NOW THEREFORE, it is mutually agreed that:

1.     Capitalized terms not otherwise defined herein shall have the same meanings assigned to them in the Partnership Agreement.

2.	(a)	The Partnership Agreement is hereby amended to reflect the transfer of USCOC’s Partnership Interest in the Partnership to APT Operating Company, Inc.

	(b)	APT Operating Company, Inc., is hereby admitted to the Partnership as a Limited Partner in the Partnership.

3.     As a result of the transfer by USCOC of its Partnership Interest to APT Operating Company, Inc., the respective Partnership Interest of the Partners and APT Operating Company, Inc., are as set out in Exhibit A hereto.

4.     The Partnership Agreement is hereby amended to change the name of the Partnership to APT Pittsburgh Limited Partnership.

5.     All notices given by any Partner to APT Operating Company, Inc. shall be addressed as follows:

APT Operating Company, Inc. c/o Telephone and Data Systems, Inc. 30 North LaSalle Street Chicago, Illinois 60602 Attention: LeRoy T. Carlson, Jr.
Telephone: Telecopier:	(312) 630-1900 (312) 630-9408

With a copy to:

Sidley & Austin One First National Plaza, Suite 4200 Chicago, Illinois 60603 Attention: Michael G. Hron
Telephone: Telecopier:	(312) 853-2030 (312) 853-7036

6.     This Amendment together with the Partnership Agreement and Amendment No. 1 to the Agreement Establishing New York RSA No. 1 Limited Partnership constitutes the entire agreement of the Partners and APT Operating Company, Inc., with respect to the matters set forth herein and therein.

7.     This Amendment shall be construed in accordance with and shall be governed by the laws of the State of Delaware.

8.     This Amendment shall take effect immediately without any further action by the Partners or APT Operating Company, Inc.

*  *  *  *  *  *  *  *

USCOC OF NEW YORK RSA #1, INC.,
as the General Partner and a Limited
Partner

By:	/s/ Randy H. Jenkins
	Name:	Randy H. Jenkins
	Its:	Vice President

UNITED STATES CELLULAR OPERATING COMPANY

By:	/s/ Randy H. Jenkins
	Name:	Randy H. Jenkins
	Its:	Vice President

APT Operating Company, Inc. hereby agrees to be bound by all of the provisions of the Partnership Agreement, including any amendments thereto.

APT OPERATING COMPANY, INC.

By:	/s/ Rudolph E. Hornacek
	Name:	Rudolph E. Hornacek
	Its:	President

Signature page for Amendment No. 2 to the

Agreement Establishing New York RSA No. 1 Limited Partnership

dated as of June 21, 1995

EXHIBIT A

Resulting Partnership Interests:

(A)	USCOC of New York RSA #1, Inc. as General Partner	1.00%

(B)	USCOC of New York RSA #1, Inc. as Limited Partner	53.00%

(C)	APT Operating Company, Inc., as Limited Partner	46.00%